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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 13, 1999

                           STUART ENTERTAINMENT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

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
                     0-10737                                                   84-0402207
             (Commission File Number)                              (I.R.S. Employer Identification No.)


         3211 Nebraska Avenue, Council Bluffs, Iowa                            51501
         (Address of Principal Executive Offices)                            (Zip Code)
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                                 (712) 323-1488
              (Registrant's Telephone Number, Including Area Code)
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ITEM 3.  BANKRUPTCY or RECEIVERSHIP

         On August 13, 1999, Stuart Entertainment, Inc. (the "Company") filed a petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the District of Delaware.

         Prior to the August 13 Chapter 11 filing, the Company had reached an agreement-in-principle (the "Agreement") with certain of the holders (the "Noteholders") of its $100 million 12-1/2% Senior Subordinated Notes due 2004 (the "Notes"), with respect to a consensual restructuring of the Company's debt and equity.

         Under the Agreement, attached as Exhibit 10.1 to the Form 8-K dated as of May 21, 1999, which is incorporated herein by reference, upon effectiveness (the "Effective Date") of the Plan of Reorganization (the "Plan") the Notes, including principal, interest, fees and other charges with respect thereto, will be cancelled and in exchange therefor, the Noteholders will receive, pro-rata, one hundred percent (100%) of the Common Stock, $0.001 par value per share, to be authorized under the Company's amended and restated certificate of incorporation to be filed with the Delaware Secretary of State after Bankruptcy Court approval of the Plan ("New Common Stock"), subject to dilution of approximately 10% on a fully diluted basis by shares reserved for issuance under options to be issued to the Company's executive management. The existing common stock, $0.01 par value, of the Company ("Existing Common Stock") will be cancelled and, in exchange therefor, the holders thereof will receive, subject to approval by the Bankruptcy Court, a pro-rata portion of $150,000 in cash.

         Under the Plan, all persons who hold, together with all affiliates of such persons, $500,000 or less in principal amount of Notes, or who elect to reduce their holdings to $500,000, will receive a cash payment equal to 25% of such Noteholder's allowed claim in lieu of New Common Stock, unless such Noteholder elects to receive New Common Stock. The Company may fund up to an aggregate of $3 million of such cash payments (the "Company Funding"), with the remainder to be funded by the largest holder of the Notes pursuant to a Standby Funding Commitment (the "Standby Commitment"). Under the Standby Commitment, the largest holder of the Notes will receive in exchange for any such funding provided an allowed claim as a Noteholder, thereby entitling such holder to an additional pro rata distribution of New Common Stock under the Plan.

         The Agreement provides for certain key executive officers of the Company to receive vested options to purchase four percent (4%) of the outstanding New Common Stock, and performance based options to purchase six percent (6%) of the outstanding New Common Stock as of the Effective Date of the Plan on a fully diluted basis. These percentages are subject to increase based on the amount of the Company Funding, and the accretive effect thereof, in accordance with a formula set forth in the Plan. The Noteholders
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have agreed to support the payment of all trade claims in the ordinary course of the Company's business. As a result, the Company's trade creditors will not be impaired or negatively impacted by the consensual restructuring.

         The Plan filed with the Bankruptcy Court is subject to numerous conditions, including that the Plan be confirmed by the Bankruptcy Court, that Stuart have sufficient cash on the effective date to make all cash payments required to be made pursuant to the Plan, that Stuart receive all required regulatory approvals, and that there is no order, decree or ruling by any court or governmental body having jurisdiction, restraining or enjoining the consummation of the Plan. There is no assurance that the consensual restructuring provided for in the Agreement and the Plan will be finalized or that any restructuring which is contemplated will not be on terms materially different from those contained in the Agreement and the Plan.

         The statements appearing above, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, but not limited to, delays in or inability to conclude transactions, adverse actions which may be taken by the Company's creditors, the outcome of various Bankruptcy Court proceedings, the establishment of competing facilities and services, cancellation of leases or contracts, adverse regulatory actions, changes in applicable laws and regulations, general market acceptance of the Company's facilities and services, fluctuations in margins, demand fluctuations, access to debt or equity financing in light of recent losses, cash flow short falls, and the Company's Chapter 11 filings, and adverse uninsured determinations in existing or future litigation or regulatory proceedings.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

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EXHIBIT NO.                              DESCRIPTION OF EXHIBIT
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2                                        Plan of Reorganization

99.1                                     Stuart Entertainment, Inc. press release announcing the
                                         Chapter 11 filing in the United States Bankruptcy Court
                                         for the District of Delaware, Wilmington, Delaware.
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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                   STUART ENTERTAINMENT, INC.


                                   By:
                                      -----------------------------------------
                                        Joseph M. Valandra
                                        Chairman and Chief Executive Officer
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                                 EXHIBIT INDEX

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EXHIBIT NO.                              DESCRIPTION OF EXHIBIT
-----------                              ----------------------
2                                        Plan of Reorganization

99.1                                     Stuart Entertainment, Inc. press release announcing the
                                         Chapter 11 filing in the United States Bankruptcy Court
                                         for the District of Delaware, Wilmington, Delaware.
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